UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2014

HMS Income Fund, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	814-00939	45-3999996
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On March 11, 2014, HMS Income Fund, Inc. (the “Company”) entered into a senior secured revolving credit agreement (as amended from time to time, the “Syndicated Credit Facility”) among Capital One, National Association as lead arranger, sole book runner, and administrative agent (“Capital One”), and the financial institutions party thereto as lenders (together with Capital One, the “Lenders”). On May 30, 2014, the Company and the Lenders entered into the First Amendment (the “First Amendment”) to the Syndicated Credit Facility. The First Amendment provides for, among other things, the creation of certain structured subsidiaries of the Company (the “Structured Subsidiaries”), which will not be guarantors under the Syndicated Credit Facility and which will be permitted to incur debt outside of the Syndicated Credit Facility, subject to certain conditions. The assets of the Structured Subsidiaries will not be considered collateral under the Syndicated Credit Facility. The First Amendment contains additional covenants such as the Company’s minimum consolidated tangible net worth, excluding Structured Subsidiaries, will be no less than $50.0 million, calculated quarterly, limitations regarding industry concentration and an anti-hoarding provision to protect the collateral under the Syndicated Credit Facility.
On June 2, 2014, the Company’s wholly-owned Structured Subsidiary, HMS Funding I, LLC, a Maryland limited liability company (“HMS Funding”), entered into a credit agreement (the “HMS Funding Facility”) among HMS Funding, the Company, as equityholder and as servicer, Deutsche Bank AG, New York Branch (“Deutsche Bank”), and the financial institutions party thereto as lenders (together with Deutsche Bank, the “HMS Funding Lenders”). The HMS Funding Facility provides for an initial borrowing capacity of $50.0 million, subject to certain limitations, including limitations with respect to HMS Funding’s investments, as more fully described in the HMS Funding Facility. In addition, at HMS Funding’s request and approval by HMS Funding Lenders, the maximum borrowings under the HMS Funding Facility can be increased by up to an additional $200.0 million, in the aggregate, subject to certain limitations contained in the HMS Funding Facility, for a total maximum capacity of $250.0 million. In connection with the entry into the HMS Funding Facility, the Company will contribute certain assets to HMS Funding, as permitted under the Syndicated Credit Facility, as collateral to secure the HMS Funding Facility. The HMS Funding Facility matures on June 3, 2019.
Under the HMS Funding Facility, interest is calculated as the sum of the index plus the applicable margin of 2.75%. If the HMS Funding Facility is funded via an asset backed commercial paper conduit, the index will be the related commercial paper rate; otherwise, the index will be equal to one-month LIBOR. HMS Funding also pays a commitment fee on the undrawn amount of commitments of 0.65% per annum, depending on the utilization of the loan commitment amount. Additionally, HMS Funding will pay a utilization fee equal to 2.75% of the undrawn amount of the Required Utilization, as defined in the HMS Funding Facility. The HMS Funding Facility provides for a revolving period until December 3, 2016, unless otherwise extended with the consent of the HMS Funding Lenders. The amortization period begins the day after the last day of the revolving period and ends on the maturity date. During the amortization period, the applicable margin will increase by 0.25%.
 HMS Funding’s obligations under the HMS Funding Facility are secured by a first priority security interest in its assets, including all of the present and future property and assets of HMS Funding. The HMS Funding Facility contains affirmative and negative covenants usual and customary for credit facilities of this nature, including, but not limited to maintaining a positive tangible net worth, limitations on industry concentration and complying with all applicable laws. The HMS Funding Facility contains usual and customary default provisions including, without limitation: (i) a default in the payment of interest and principal; (ii) insolvency or bankruptcy of the Company; (iii) the occurrence of a change of control; or (iv) any uncured breach of a covenant, representation or warranty in the HMS Funding Facility.
This description of the First Amendment and of the HMS Funding Facility does not purport to be complete and is qualified in its entirety by reference to the First Amendment and the HMS Funding Facility, filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 8.01.	Other Events.

On June 3, 2014, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1
First Amendment to Senior Secured Revolving Credit Agreement, dated as of May 30, 2014, by and among HMS Income Fund, Inc., as borrower, the financial institutions party thereto as lenders, and Capital One, National Association, as Lead Arranger, Sole Book Runner and Administrative Agent.

10.2
Loan Financing and Servicing Agreement, dated as of June 2, 2014, by and among HMS Funding I, LLC, as borrower, HMS Income Fund, Inc., as equityholder and servicer, the financial institutions party thereto as lenders, and Deutsche Bank AG, New York Branch, as Administrative Agent.

99.1	Press Release, dated June 3, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Income Fund, Inc.

June 5, 2014	By:	/s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary